Exhibit 107

Calculation of Filing Fee Tables

Form S-11

(Form Type)

Ares Real Estate Income Trust Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class S Common Stock; Class T Common Stock; Class D Common Stock; Class I Common Stock	457(o)	—	—	$2,500,000,000	$92.70	231,750	—	—	—	—
Fees Previously Paid	Equity	Class S Common Stock; Class T Common Stock; Class D Common Stock; Class I Common Stock	457(o)	—	—	$4,500,000,000	$92.70	417,150	—	—	—	—
Fees Previously Paid	Equity	Class S Common Stock; Class T Common Stock; Class D Common Stock; Class I Common Stock	457(o)	—	—	$850,000,000	$109.10	92,735	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Class S Common Stock; Class T Common Stock; Class D Common Stock; Class I Common Stock	415(a)(6)	—	—	$2,150,000,000	—	—	S-11	333-222630	September 5, 2018	$267,675
	Total Offering Amounts					$10,000,000,000		741,635(1)
	Total Fees Previously Paid							510,867
	Total Fee Offsets							—
	Net Fee Due							$230,768

(1) Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, based on the then-current rate of $109.10 per million in effect at the time of the initial filing of the Registration Statement with respect to the $3 billion in shares included in the Registration Statement at that time, and based on the current rate of $92.70 per million with respect to the additional $4.5 billion in shares added in pre-effective amendment no. 1 to the Registration Statement and with respect to the $2.5 billion in shares added now.

Pursuant to Rule 415(a)(6) of the Securities Act of 1933, as amended, the registrant has assumed for purposes of this filing that $2.15 billion of the securities registered pursuant to this Registration Statement are unsold securities that have been previously registered. The registrant paid filing fees of $267,675 with respect to such unsold securities in connection with such previous registration. The registration fees previously paid with respect to such unsold securities will continue to be applied to such unsold securities in this Registration Statement. Thus, $741,635 in filing fees are due in connections with this Registration Statement, $43,640 of which were paid with the initial filing and $467,227 of which were paid with the pre-effective amendment no. 1 to the Registration Statement, based on a proposed maximum offering price of $10.0 billion after taking into account the previously registered unsold securities.

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources	—	—	—		—						—

Table 3—Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—